Exhibit 6.5

ADDENDUM TO

SUPPLY, DEVELOPMENT, AND LEASING AGREEMENT

THIS A D D E N D U M (the "Addendum") t o t h e Supply, Ddevelopment, and Leasing Agreement (the "Agreement") by and between Jiangsu Highstar Battery Manufacturing Co., Ltd., a corporation organized under the laws of the People's Republic of China ("Highstar"); and Lion Powers Systems, Inc., a Nevada corporation ("Lion") is entered into on this 1st day of May 2024.

W I T N E S S E T H:

WHEREAS, the parties hereto entered into a SUPPLY, DEVELOPMENT AND LEASING AGREEMENT in July 2023; and

WHEREAS, in the spirit of mutual cooperation, the parties desire to modify certain details of that Agreement in order to expedite their business relationship;

NOW, THEREFORE, in consideration of the mutual covenants and promises set forth in the Agreement, the parties hereto agree as follows:

1) The payment schedule stipulated in Article III of the Agreement is hereby modified as follows: The lease term is eighteen (18) months, lease payments by Lion to Highstar to be made monthly in the amount of [*********************************]with a balloon payment of [**]in month eighteen. Upon payment of the final lease payment in month 18, Lion shall have purchased the Equipment and Highstar will transfer and assign all rights, title and interest in and to the Equipment to Lion, without any further obligation by Lion.
2) Lion shall tender the payment for month one in advance of the shipping of the Equipment by Highstar.
3) Highstar undertakes to ship the Equipment to Lion's facility no later than July 13th, 2024 and to ensure delivery of same with thirty (30) days.
4) Reference is further made to the Consulting Agreement entered into between the parties on October 26th, 2023. Lion shall exercise its best efforts to facilitate the granting of visas to enter the United States by Highstar's Personnel for the purpose of assisting Lion as necessary with the technical aspects of the design, implementation, and operation of its battery assembly operations, as well as in the marketing of finished battery packs to customers.
5) The corrected address for Lion is: Lion Power Systems (NV), Inc., 3321 E. Princess Anne Road, Section 1B, Norfolk, VA 23502 United States of America
6) All other clauses in the Agreement remain unmodified and in full force and effect.

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Confidential treatment requested by Lion Power Systems (NV), Inc. LPS 002